December 19, 2013

We consent to the inclusion in this amended Registration Statement of Perpetual Industries Inc. on Form S-1/A of our report dated October 25, 2013, except for Note 8 and the first, seventh, and twelfth paragraphs of Note 9, as to which the date is November 27, 2013, with respect to our audits of the financial statements of Perpetual Industries Inc. as of and for the years ended July 31, 2013 and 2012 and for the period January 25, 2005 (inception) to July 31, 2013, which is part of this Registration Statement.

Very truly yours,

Warren Averett, LLC

Tampa, Florida

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